Exhibit 10.7

Escrow Agreement

This Escrow Agreement (this “Agreement”) is made as of May 28, 2010, by and among (a) Everest/Sapphire Acquisition, LLC, a Delaware limited liability company (“Purchaser”); (b) Ed McCall, an individual, in his capacity as Stockholders’ Representative (“Stockholders’ Representative”); (c) Black Diamond Equipment, Ltd., a Delaware corporation (including the Surviving Corporation, the “Company”); and (d) U.S. Bank National Association, as escrow agent (the “Escrow Agent”).  Capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Merger Agreement (as defined below).  For purposes of this Agreement, the Stockholders and the Option Holders shall collectively be referred to herein as the “Company Escrow Parties”.

Recitals

Whereas, the parties hereto are entering into this Agreement pursuant to that certain Agreement and Plan of Merger, dated as of May 7, 2010, by and among Clarus Corporation, a Delaware corporation (“Purchaser Parent”), the Purchaser, Sapphire Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Purchaser (“Merger Sub”), the Company and the Stockholders’ Representative, (the “Merger Agreement”; an executed copy of which has been provided to Escrow Agent), pursuant to which Merger Sub has agreed to merge with and into the Company with the result that the Company shall be the surviving corporation and shall become a wholly owned subsidiary of the Purchaser (the “Merger”);

Whereas, pursuant to this Agreement, Section 11.1 of the Merger Agreement, Section 6 of each Company Stockholders’ Support Agreement and Section 3 of each Option Holder Agreement (collectively, the “Authorizing Provisions”), the Stockholders’ Representative has been appointed, authorized and empowered by the Company Escrow Parties as the agent and attorney-in-fact to act on behalf of the Company Escrow Parties with respect to certain matters; and

Whereas, under the terms of the Merger Agreement, the Escrow Funds (as hereinafter defined) are to be delivered to the Escrow Agent, deposited into the escrow account established hereunder to (a) secure payment of the indemnification obligations of the Company and the stockholders of the Company thereunder pursuant to Sections 8.2(a) and 10.3(a) of the Merger Agreement and distributed by the Escrow Agent pursuant to the terms and conditions of this Agreement and (b) provide for the payment by the Company of certain amounts that may become payable pursuant to Retention Bonus Agreements.

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

Article I
Appointment of Escrow Agent;
Establishment of Escrow Arrangement

1.1           Appointment of the Escrow Agent.  The Purchaser and the Stockholders’ Representative hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, the escrow agent under and pursuant to the terms and conditions of this Agreement.

1.2          Deposit of Escrow Funds.  Simultaneously with the execution and delivery of this Agreement, the Purchaser will deliver to the Escrow Agent, by wire transfer of same day funds, the following sums:

(a)           Four Million Five Hundred Thousand Dollars ($4,500,000.00) (such sum together with any Escrow Earnings (as hereinafter defined) thereon and subject to the deductions provided for in this Agreement, the “Indemnification Fund”); and

(b)           Three Hundred Seventy-Five Thousand Dollars ($375,000) (such sum together with any Escrow Earnings thereon and subject to the deductions provided for in this Agreement, the “Retention Bonus Fund” and together with the Indemnification Fund, the “Escrow Funds”).

All such sums shall be delivered to the following account:

BBK:	U.S. Bank N.A. (ABA #091000022)
BNF:	U.S. Bank Trust N.A./AC #180121167365
Ref:	Everest/Sapphire Acq( )
Attn:	Ryan Brennan/206-344-4648

The Escrow Agent agrees to hold the Escrow Funds in escrow subject to the terms and conditions of this Agreement.

1.3           Transferability.  Except as provided in Section 5.9 hereof, the interests of the Purchaser, the Stockholders’ Representative, and the Company Escrow Parties in the Escrow Funds shall not be assignable or transferable by any party hereto other than by operation of law or pursuant to the terms of this Agreement.  Notice of any such assignment or transfer shall be delivered in writing by such transferring party to each other party hereto and no such assignment or transfer shall be valid until such notice is provided.

1.4           Authority of Stockholders’ Representative.  The Stockholders’ Representative confirms that he has been appointed by, and is authorized and empowered to act on behalf of, the Company Escrow Parties as their agent and representative for and in respect of each of the matters set forth in the Authorizing Provisions including, without limitation, each of the matters contemplated to be decided or acted upon, or performed by, the Stockholders’ Representative pursuant to this Agreement on behalf of the Company Escrow Parties, and each party hereto shall be entitled to rely on such appointment and power for all purposes of this Agreement.

1.5           Investment of Escrow Funds.  The Escrow Agent shall establish and maintain one escrow account for the Indemnification Fund and one escrow account for the Retention Bonus Fund and shall promptly invest and reinvest the Escrow Funds and any earnings on, proceeds from investment of, and interest accruing on the Escrow Funds (the “Escrow Earnings”) through the date of payment of all funds therein in the U.S. Bank Money Market Savings Account or as or as otherwise instructed, such instruction to be jointly in writing by the Purchaser and the Stockholders’ Representative.  Escrow Earnings will be added to the respective Escrow Funds and distributed pursuant to Article II hereof.  The parties hereto acknowledge that the U. S. Bank Money Market account is Escrow Agent’s interest-bearing money market deposit account designed to meet the needs of Escrow Agent’s Corporate Trust Services Escrow Group and other Corporate Trust customers of Escrow Agent.  Selection of this investment includes authorization to place funds on deposit with Escrow Agent.  Escrow Agent uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates currently offered on the accounts are determined at Escrow Agent’s discretion and may be tiered by customer deposit amount.  The owner of the accounts is Escrow Agent as Agent for its trust customers.  Escrow Agent’s trust department performs all account deposits and withdrawals.  Each customer’s deposit is insured by the Federal Deposit Insurance Corporation as determined under FDIC Regulations, up to applicable FDIC limits.  A statement of citizenship will be provided if requested by Agent.  Agent shall not be responsible for maximizing the yield on the Escrow Funds.  Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

Article II
Distribution of Escrow Funds

2.1           Termination of Agreement.  Unless the Purchaser and the Stockholders’ Representative provide the Escrow Agent joint written instructions to the contrary, this Agreement shall terminate on the date when all of the Escrow Funds have been distributed in their entirety by the Escrow Agent in accordance with the terms of this Agreement; provided, however, that the provisions of Section 3.1 hereof shall survive such termination and/or the resignation or removal of the Escrow Agent.

2.2           Delivery of Escrow Funds.

(a)           Subject to the withholding of the Retained Escrow Portion (as hereinafter defined) pursuant to Section 2.7 hereof, the Escrow Agent shall, no later than ten (10) Business Days after the first anniversary of the date of this Agreement (the “Scheduled Release Date”) deliver the Indemnification Fund to the Company Escrow Parties, it being agreed that each such Person shall be delivered such Person’s “Pro Rata Percentage” (as set forth opposite such Person’s name on Exhibit A) of the aggregate amount of the Indemnification Fund being released.  Such amount shall be delivered to bank account(s) designated in writing by the Stockholders’ Representative on behalf of such Persons at least three (3) Business Days prior to the payment date or, if no such wire instructions have been provided for a Stockholder, by check payable to such Stockholder delivered or mailed to the address for such Stockholder provided by the Stockholders’ Representative, it being agreed that any amounts delivered in respect of the Option Holders shall be delivered to the Company for payment through its payroll system.  For purposes hereof, a “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(b)           If the Escrow Agent is provided written instructions signed by the Company and the Stockholders’ Representative to release any amount of the Retention Bonus Fund prior to the Scheduled Release Date, such amount shall be promptly delivered to the bank account(s) of the Company designated by the Chief Executive Officer or Chief Financial Officer of the Company at least three (3) Business Days prior to the payment date.  With regard to any amounts remaining in the Retention Bonus Fund on the Scheduled Release Date, the Escrow Agent shall, no later than ten (10) Business Days after the Scheduled Release Date, deliver the remaining Retention Bonus Fund to the bank account(s) of the Company designated by the Chief Executive Officer or Chief Financial Officer of the Company at least three (3) Business Days prior to the payment date. All amounts delivered to the Company pursuant to this Section 2.2(b) shall be paid to employees having Company Retention Agreements (who remain eligible for such retention bonuses pursuant to the terms thereof) through the Company’s payroll system, with any balance of the Retention Bonus Fund to be retained by the Company.

2.3           Purchaser Indemnity Claims.  At any time prior to the Scheduled Release Date, the Purchaser may give written notice (an “Indemnity Notice”), which notice shall state that it is given pursuant to this Section 2.3, of each claim for payment to the Purchaser from the Indemnification Fund for indemnification pursuant to Sections 8.2(a) or 10.3(a) of the Merger Agreement (each, a “Purchaser Indemnity Claim”) to each of the Stockholders’ Representative and Escrow Agent setting forth (i) the Purchaser’s belief of the basis therefor, (ii) a description of the matter requiring such payment or that is subject to indemnification in reasonable detail in light of the circumstances then known to the Purchaser and (iii) either (A) the amount of the Purchaser Indemnity Claim, if determined, or (B) the Purchaser’s estimate of the reasonably foreseeable amount of the Purchaser Indemnity Claim.

2.4           Purchaser Indemnity Claims Not Disputed by the Stockholders’ Representative.  If, within thirty (30) days after receipt of the Indemnity Notice, the Escrow Agent and the Purchaser have not received written notice from the Stockholders’ Representative that the Stockholders’ Representative disputes the Purchaser Indemnity Claim described in such Indemnity Notice or the amount the Purchaser seeks payment on account of such Purchaser Indemnity Claim (a “Dispute Notice”), the Purchaser shall be entitled to make demand (an “Undisputed Indemnity Notice Demand”) that the Escrow Agent either (i) deliver to the Purchaser, if the amount of such Purchaser Indemnity Claim has then been determined, an aggregate amount of cash from the Indemnification Fund equal to the amount of the Purchaser Indemnity Claim set forth in such Indemnity Notice up to the amount then remaining in the Indemnification Fund or (ii) retain, as part of the Retained Escrow Portion (as defined below) an aggregate amount of cash from the Indemnification Fund equal to the estimated amount of the Purchaser Indemnity Claim set forth in such Indemnity Notice, up to the amount then remaining in the Indemnification Fund.

2.5           Purchaser Indemnity Claim Disputed by the Stockholders’ Representative in Whole.  In the event that the Stockholders’ Representative disputes an entire Purchaser Indemnity Claim, the Stockholders’ Representative shall, within thirty (30) days after receipt of the applicable Indemnity Notice, provide the Escrow Agent and the Purchaser a Dispute Notice setting forth the basis therefor in reasonable detail in light of the circumstances then known to the Stockholders’ Representative, and the Escrow Agent shall not distribute any portion of the Indemnification Fund in respect of such Purchaser Indemnity Claim until the Escrow Agent receives (i) a written agreement signed by the Purchaser and the Stockholders’ Representative stating the aggregate amount to which the Purchaser is entitled in connection with such Purchaser Indemnity Claim (an “Indemnity Claim Agreement”), provided that the Escrow Agent shall have given written notice of the proposed distribution of such amount, together with copies of all such documents and opinions to the Purchaser and the Stockholders’ Representative at least five (5) Business Days prior to the date of such distribution by the Escrow Agent, or (ii) a copy of an arbitrator’s award or court order or judgment stating the aggregate amount to which the Purchaser is entitled in connection with such Purchaser Indemnity Claim, provided that such award, order or judgment is final and binding with respect to the Purchaser and the Stockholders’ Representative and from which no appeal may be taken or for which the time to appeal has expired (a “Final Judgment”).  After the occurrence of the events specified in clause (i) or (ii) above, the Escrow Agent shall deliver to Purchaser an amount of cash from the Indemnification Fund equal to the amount specified in the Indemnity Claim Agreement or Final Judgment, as applicable, up to the amount remaining in the Indemnification Fund.  The Stockholders’ Representative shall, upon the Purchaser’s request, make available to the Purchaser all relevant information concerning the Dispute Notice relating to a Purchaser Indemnity Claim as the Purchaser shall reasonably request and that is in or comes into the possession of the Stockholders’ Representative and/or the Company Escrow Parties.

2.6          Purchaser Indemnity Claim Disputed by the Stockholders’ Representative in Part.  In the event that the Stockholders’ Representative disputes part of, but not all of, a Purchaser Indemnity Claim, the Stockholders’ Representative shall, within thirty (30) days after receipt of the Purchaser Indemnity Notice, deliver to the Escrow Agent and the Purchaser a Dispute Notice setting forth (a) the basis for the disputed portion of such Purchaser Indemnity Claim in reasonable detail in light of the circumstances then known to the Stockholders’ Representative and (b) the undisputed portion of the Purchaser Indemnity Claim and an authorization to release a portion of the Indemnification Fund to Purchaser in respect thereof to the extent such amount is determined, up to the amount remaining in the Indemnification Fund, and the Escrow Agent shall, with respect to that portion of the Purchaser Indemnity Claim that is not disputed by the Stockholders’ Representative (i) deliver to the Purchaser an aggregate amount of cash from the Indemnification Fund equal to the amount of the Purchaser Indemnity Claim set forth in such Indemnity Notice that has been determined, up to the amount remaining in the Indemnification Fund, and (ii) retain, as part of the Retained Escrow Portion, an aggregate amount of cash from the Indemnification Fund equal to the estimated amount of the Purchaser Indemnity Claim set forth in such Indemnity Notice (to the extent that the amount of such Purchaser Indemnity Claim is not determined), up to the amount remaining in the Indemnification Fund after payment of the amount set forth in clause (i) above; provided, however, notwithstanding clauses (i) and (ii) above, the Escrow Agent shall not deliver any portion of the Indemnification Fund that is attributable to the portion of such Purchaser Indemnity Claim that is disputed by the Stockholders’ Representative.  The Escrow Agent shall not deliver any of the cash in the Indemnification Fund to the Purchaser or the Company Escrow Parties relating to the disputed portion of such Purchaser Indemnity Claim, except in accordance with the procedures set forth in Section 2.5 of this Agreement as if the disputed portion of such Purchaser Indemnity Claim consisted of a separate Purchaser Indemnity Claim that was disputed by the Stockholders’ Representative in whole.  Receipt by Purchaser of the undisputed portion of any Purchaser Indemnity Claim shall not be deemed to be a waiver of any rights to the disputed portion of such Purchaser Indemnity Claim.

2.7          Retention of Escrow Funds After Scheduled Release Date.  After the Scheduled Release Date, the Escrow Agent shall continue to hold an amount of cash in the Indemnification Fund having an aggregate value equal to the entire amount of any unresolved Purchaser Indemnity Claim that is the subject of an Indemnity Notice received by the Escrow Agent prior to the Scheduled Release Date (the “Retained Escrow Portion”) until such time as the Escrow Agent receives for such unresolved Indemnity Claim (i) an Indemnity Claim Agreement or (ii) a Final Judgment, in each case evidencing the ultimate resolution of any of the underlying claims referred to in such Indemnity Notice, at which time, and no later than ten (10) Business Days after receipt of the Indemnity Claim Agreement or Final Judgment, as applicable, the Escrow Agent shall deliver an amount of cash from the Retained Escrow Portion to the Purchaser specified in the Indemnity Claim Agreement or Final Judgment, as applicable, and the remaining Retained Escrow Portion, if any, to the Company Escrow Parties in accordance with the procedures set forth in Section 2.2(a) of this Agreement.

2.8          Payments to the Purchaser.  Any portion of the Indemnification Fund to be paid to the Purchaser in cash pursuant to any provision of this Agreement will be paid by bank check or wire transfer of immediately available funds pursuant to wire transfer instructions given to the Escrow Agent by the Purchaser.  In the event that wire transfer instructions are given, whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent.  The Escrow Agent may rely solely upon any account numbers or similar identifying numbers provided in writing by the Purchaser, Stockholders’ Representative or the Company, as applicable, to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no right to receive any funds from the Retention Bonus Fund for any Purchaser Indemnity Claim.

Article III
Escrow Agent

3.1          Exculpation and Indemnification of the Escrow Agent.  The Escrow Agent’s duties and responsibilities shall be limited to those expressly set forth in this Agreement.  Without limiting the foregoing, it is understood and agreed that the Escrow Agent shall:

(a)           be under no duty to accept information from any Person other than the Purchaser or the Stockholders’ Representative (as applicable) in the manner provided in this Agreement;

(b)           be protected in acting upon any written notice, opinion, request, certificate, approval, consent, judgment, arbitration award, demand or other document believed by it to be genuine and to be signed by the proper Person or Persons, including but not limited to a determination of jurisdiction of any court;

(c)           upon delivery of any notice in writing to the intended recipient thereof, be deemed for all purposes to have given, delivered and received such notice (i) if the same is delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by a nationally recognized courier service (which provides proof of delivery), or by facsimile (if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by a nationally recognized courier service (which provides proof of delivery)), addressed as follows:

If to the Stockholders’ Representative:

Ed McCall
2114 Manhattan Avenue
Hermosa Beach, CA  90254
Fax:	(310) 318-5252

with a copy to:

Davis Wright Tremaine LLP
1201 3rd Avenue
Suite 2200
Seattle, WA  98101
Attn:	Bruce T. Bjerke, Esq.
Fax:	(206) 757-7071

If to the Purchaser or the Company:

c/o Clarus Corporation
One Landmark Square, 22nd Fl
Stamford, CT  06901
Attn:	Executive Chairman
Fax:	(203) 552-9607

and

Black Diamond Equipment, Ltd.
2084 East 3900 South
Salt Lake City, UT 84124
Attn:	President
Fax:	(801) 278-5544

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas, 26th Floor
New York, New York 10019
Attn.:	Robert L. Lawrence, Esq.
Jeffrey S. Tullman, Esq.
Fax:	(212) 245-3009

or, in each case, to such other address as any party hereto may specify by notice in writing given in the manner described above in this clause (c);

(d)           be indemnified and held harmless jointly and severally by the other parties hereto against any claim made against it by reason of its acting or failing to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense, including the expense of defending itself (including reasonable attorneys’ fees) against any claim of liability it may sustain in carrying out the terms of this Agreement, except such claims as are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any other breach of fiduciary duty;

(e)           have no liability or duty to inquire into the terms and conditions of any agreements to which the Escrow Agent is not a party nor be subject to or obliged to recognize any other agreement between the Purchaser and the Stockholder Representative or Company Escrow Parties (other than referenced defined terms of the Merger Agreement, a copy of which has been furnished to the Escrow Agent herewith) even though reference to such an agreement may be made herein, its duties under this Agreement being understood to be purely ministerial in nature;

(f)           be permitted to consult with counsel of its choice and shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the written advice of such counsel; provided, that, nothing contained in this clause (f), nor any action taken by the Escrow Agent, or of any counsel, shall relieve the Escrow Agent from liability for any claims which are occasioned by its bad faith, gross negligence, willful misconduct, fraud or any other breach of fiduciary duty, all as provided in clause (d) above;

(g)           not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement, unless the same shall be in writing and signed by the parties hereto;

(h)           have no liability for any act or omission done pursuant to the instructions contained or expressly provided for herein, or written instructions given by the Purchaser and the Stockholders’ Representative pursuant hereto, or for incidental, punitive or consequential damages, other than for its gross negligence or willful misconduct;

(i)            have no liability in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for delays (not resulting from bad faith, gross negligence, willful misconduct, fraud or any other breach of fiduciary duty) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to such delays.

(j)            be reimbursed from either the Indemnification Fund or the Retention Bonus Fund, as applicable, for all reasonable expenses, disbursements and advances incurred or made by it in accordance with any provisions of this Agreement in respect of the Indemnification Fund or the Retention Fund, as applicable, except any such expenses, disbursements or advances as may be attributable to its gross negligence, willful misconduct, bad faith, fraud or any other breach of fiduciary duty.

(k)           not be required to make any representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it;

(l)            not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder;

(m)          be authorized by the Purchaser and Stockholders’ Representative to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System, for any securities held hereunder; and

(n)           maintain books and records regarding its administration of the Escrow Funds, and the deposit, investment, collections and disbursement or transfer of the assets in the Escrow Funds, shall retain copies of all written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford each of the Purchaser and the Stockholders’ Representative reasonable and prompt access, during regular business hours, to review and make photocopies (at such party’s cost) of the same.

3.2          Resignation or Replacement of the Escrow Agent.  In addition, the Escrow Agent may resign and be discharged from its duties under this Agreement at any time by giving at least thirty (30) days’ prior written notice of such resignation to the Purchaser and the Stockholders’ Representative and specifying a date upon which such resignation shall take effect.  Upon receipt of such notice, a successor escrow agent shall jointly be appointed by the Purchaser and the Stockholders’ Representative, such successor escrow agent to become the Escrow Agent hereunder on the resignation date specified in such notice and the Escrow Agent shall deliver the assets remaining in the Escrow Funds, less any fees and expenses due to the Escrow Agent, to such successor Escrow Agent, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement.  If no successor Escrow Agent is appointed prior to the date specified, the Escrow Agent shall have the right to deposit the Escrow Funds (including any Escrow Earnings) with a court of competent jurisdiction and the Escrow Agent shall have no further obligation with respect thereto.  The Purchaser and the Stockholders’ Representative, acting jointly, may at any time substitute a new escrow agent by giving ten (10) days’ notice thereof to the Escrow Agent then acting and paying all fees and expenses of such Escrow Agent.  Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person to which all or substantially all the escrow business of the Escrow Agent’s corporate trust line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.

3.3           Payment of Fees to Escrow Agent.  The Escrow Agent shall be paid a fee for its services as set forth on Exhibit C attached hereto and incorporated herein and reimbursed for its reasonable costs and expenses incurred.  If the Escrow Agent’s fees, or reasonable costs or expenses, provided for herein, with respect to the Indemnification Fund or the Retention Bonus Fund are not paid within ten (10) Business Days after the Escrow Agent delivers to the Purchaser (in respect of the Indemnification Fund) or the Company (in respect of the Retention Bonus Fund) an invoice therefor, Escrow Agent shall have the right to sell such portion of the Indemnification Fund or the Retention Bonus Fund, as applicable, and reimburse itself therefor from the proceeds of such sale or from the cash held therein in respect of such fees, costs or expenses.  In the event that the terms and conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Stockholders’ Representative and the Purchaser request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, in respect of the Indemnification Fund or the Retention Bonus Fund, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorneys’ fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in the Indemnification Fund or Retention Bonus Fund, as applicable, until such compensation, fees, costs and expenses are paid.  The Company and the Stockholders’ Representative jointly and severally promise to pay such sums relating to the Indemnification Fund upon demand and the Company agrees to pay such sums relating to the Retention Bonus Fund upon demand.  The Company will pay all amounts owing to the Escrow Agent hereunder (whether as fees, reimbursement of expenses or otherwise) and the Escrow Agent may deduct such sums from the funds deposited in the manner provided herein.  The Company and Stockholders’ Representative and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement with respect to the Indemnification Fund, including but not limited to any litigation arising in connection therewith or involving such subject matter.  The Company and its respective successors and assigns agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement with respect to the Retention Bonus Fund, including but not limited to any litigation arising in connection therewith or involving such subject matter.  The Escrow Agent shall have a first lien on the assets of the Indemnification Fund or the Retention Bonus Fund, as applicable, pursuant to this Agreement for such compensation and expenses.

Article IV
Tax Matters

4.1           Tax Reporting.  The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder, but is serving as escrow holder only and having only possession thereof.  The parties hereto shall, for federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, report consistent with the Company Escrow Parties as the owners of the Indemnification Fund and the Company as the owner of the Retention Bonus Fund, it being agreed that (a) each of the Company Escrow Parties shall be attributed for taxation purposes with an amount of the Indemnification Fund and Escrow Earnings on the Indemnification Fund equal to such Person’s Pro Rata Percentage as set forth opposite such Person’s name on Exhibit A hereto and (b) the Company shall be attributed for taxation purposes with an amount of the Retention Bonus Fund and Escrow Earnings on the Retention Bonus Fund.

4.2           Payment of Taxes.  The Company Escrow Parties shall pay all applicable income, withholding and any other taxes imposed or measured by income which is attributable to income from the Indemnification Fund, and the Company shall pay all income, withholding and any other taxes imposed or measured by income which is attributable to income from the Retention Bonus Fund, and each shall file all tax and information returns applicable thereto.  Each such Person shall include in its gross income any Escrow Earnings for each taxable year of such Person (a “Taxable Year”) that have accrued during such Taxable Year, based on such Person’s Pro Rata Percentage as set forth opposite such Person’s name on Exhibit A hereto with respect to the Indemnification Fund, in each case without regard to whether such Escrow Earnings have been distributed.

4.3           Tax Reporting Documentation; Withholding.  With respect to amounts held in the Indemnification Fund, the Stockholders’ Representative (on behalf of each of the Company Escrow Parties other than the Option Holders) and the Company shall provide, and with respect to the Retention Bonus Fund the Company shall provide, to the Escrow Agent upon execution of this Agreement each of the Company Escrow Parties’ (other than the Option Holders), or Company’s, as applicable, respective certified tax identification numbers on Forms W-9 (or Forms W-8 if they are non-U.S. persons) and such other tax-related forms, documents and information as the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”).  The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any Escrow Earnings earned on the investment of the Escrow Funds or other property held by the Escrow Agent pursuant to this Agreement.  The Escrow Funds will be subject to applicable United States withholding tax and any distribution thereof to (I)(a) the Company Escrow Parties other than the Option Holders and (b) the Company (with respect to the Indemnification Fund) and (II) the Company with respect to the Retention Bonus Fund, will be made net of such withholding if required by law, which withholding shall be determined on the basis of the Tax Reporting Documentation provided pursuant to this Agreement as required herein.  All interest or other income earned under this Agreement shall be reported by the Escrow Agent to the Internal Revenue Service, applicable tax authorities of the State of Washington or other taxing authority if and as required by law.  The Escrow Agent shall report and withhold any taxes from the Company or any of the Company Escrow Parties (other than the Option Holders) as it determines is required by any law or regulation in effect at the time of the distribution and shall remit such taxes to the appropriate authorities.

4.4           Survival.  Notwithstanding any other provision of this Agreement, this Article IV shall survive any termination of this Agreement and/or the resignation or removal of the Escrow Agent.

Article V
Miscellaneous

5.1           Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by a nationally recognized courier service (which provides proof of delivery), or by facsimile (if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by a nationally recognized courier service (which provides proof of delivery)), addressed (i) to the addresses of the Purchaser and the Stockholders’ Representative set forth in Section 3.1(c) above, or (ii) to the address of the Escrow Agent as follows:

U.S. Bank National Association
60 Livingston Ave
EP-MN-WS3T
St. Paul, MN 55107-2292
Attention:Scott Kjar
Telephone:(651) 495-3808
Facsimile(651) 495-8708

With a faxed copy to:
Shirley Young
(206) 344-4630

Notwithstanding the foregoing, any notice addressed to the Escrow Agent shall be effective only upon receipt at the address set forth above.  If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that it has been received by such other Person if it has been received by the Escrow Agent.

5.2           Confidentiality.  The Escrow Agent agrees that it will not disclose to any third party any of the terms or provisions of the Merger Agreement, the Merger or the other transactions contemplated in the Merger Agreement, and that the Escrow Agent will keep the same confidential.  Notwithstanding the foregoing, nothing shall prevent the Escrow Agent from any required disclosure pursuant to a subpoena, court order or other regulatory process applicable to the Escrow Agent; provided, that the Escrow Agent will give prompt written notice to the other parties hereto of any such proceeding and cooperate with each such party in such party’s attempts to retain the confidential nature of the Merger Agreement, the Merger and the other transactions contemplated in the Merger Agreement, all at the cost of such party.

5.3           Public Announcement.  No public announcement or other publicity regarding this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby shall be made prior to or after the date hereof without the prior written consent of Stockholders’ Representative and Purchaser as to form, content, timing and manner of distribution.  Notwithstanding the foregoing, nothing in this Agreement shall preclude any party or its Affiliates from making any public announcement or filing pursuant to any federal or state securities law, rule or regulation.

5.4           Severability.  The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement which shall remain in full force and effect.

5.5           No Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns, and including, with respect to the Company, the Surviving Corporation) any right to insist upon or to enforce the performance of any of the obligations contained herein.

5.6           Time of the Essence.  Time is of the essence with respect to the obligations of the parties hereunder.

5.7           Negotiation of Agreement.  Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the other documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties hereto and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.

5.8           Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

5.9           Successors and Assigns.  This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement may not be assigned by any party hereto, in whole or in part, without the prior written consent of the other parties hereto (which consent may be withheld in the sole discretion of such other party), except that the Purchaser may assign its rights hereunder to an Affiliate of the Purchaser.  Any attempted assignment in violation of this Section 5.9 shall be null and void.

5.10           Entire Agreement; Waiver and Modification.  This Agreement and the Merger Agreement (together with the certificates, agreements, exhibits, schedules, instruments and other documents referred to herein or therein) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.  Any provision of this Agreement may be waived at any time in writing by the party which is entitled to the benefits thereof. No change, modification, extension, termination, notice of termination, discharge, abandonment or waiver of this Agreement or any of its provisions, nor any representation, promise or condition relating to this Agreement, will be binding upon any party unless made in writing and signed by such party.

5.11           Governing Law.  THIS AGREEMENT HAS BEEN ENTERED INTO AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

5.12           Consent to Jurisdiction.  EACH PARTY TO THIS AGREEMENT, BY ITS EXECUTION HEREOF, (I) HEREBY IRREVOCABLY SUBMITS, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO SUBMIT, TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY (OR IF JURISDICTION THERETO IS NOT PERMITTED BY LAW, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) FOR THE PURPOSE OF ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, (II) HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, AND AGREES NOT TO ALLOW ANY OF ITS SUBSIDIARIES TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH PROCEEDING BROUGHT IN ONE OF THE ABOVE-NAMED COURTS IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT AND (III) HEREBY AGREES NOT TO COMMENCE OR TO PERMIT ANY OF ITS SUBSIDIARIES TO COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OTHER THAN BEFORE ONE OF THE ABOVE-NAMED COURTS NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURT WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE.  EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 5.1 IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE.

5.13           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH OF THE PARTIES AGREES AND ACKNOWLEDGES THAT IT HAS BEEN INFORMED THAT THIS SECTION 5.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first above written.

Purchaser:			Stockholders’ Representative

Everest/Sapphire Acquisition, LLC

By:	/s/ Philip A. Baratelli		/s/ Ed McCall
	Name:	Philip A. Baratelli	Name:		Ed McCall
	Title:	Secretary and Treasurer

Company:			Escrow Agent:

Black Diamond Equipment, Ltd.			U.S. Bank National Association

By:	/s/ Peter Metcalf		By:	/s/ Shirley Young
	Name:	Peter Metcalf		Name:	Shirley Young
	Title:	Chief Executive Officer and President		Title:	Vice President